EXHIBIT 99.1

For Immediate Release:
Wednesday, January 25, 2006

For More Information:
Julie S. Ryland, (205) 326-8421

OIL & GAS UNIT DRIVES 35% INCREASE IN ENERGEN'S 2005 EPS
Management Reaffirms 2006 Earnings Guidance

BIRMINGHAM, Alabama - Energen Corporation (NYSE: EGN) today announced that its oil and gas acquisition and development subsidiary, Energen Resources Corporation, was the dominant driver of the diversified energy company's 35 percent increase in earnings per diluted share (EPS) for 2005.

Energen's 2005 net income of $173 million, or $2.35 per diluted share, compared favorably with 2004 net income of $127.5 million, or $1.74 per diluted share.

Representing 78 percent of Energen's 2005 consolidated earnings, Energen Resources benefited from higher commodity prices and record production of 91 billion cubic feet equivalent (Bcfe). Energen Resources' net income for the year totaled $135.3 million as compared with $94.1 million in 2004.

Energen's utility subsidiary, Alabama Gas Corporation (Alagsaco), also contributed to the holding company's higher earnings in 2005, generating net income of $37 million as compared with $33.8 million in 2004.

"Our two lines of business continue to perform very well," said Energen's Chairman and Chief Executive Officer Mike Warren. "Not only did each business improve their earnings in 2005, but the acquisition of largely proved undeveloped oil reserves in the Permian Basin late in the year helped set the stage for growth into the future," he added.

"Energen Resources' proved reserves at year-end topped 1.7 trillion cubic feet equivalent - a new record," Warren noted. "And, perhaps, of even greater significance is that 2005 reserve additions from development activities basically replaced our annual production.

"Over the last five years, Energen's earnings have increased at an annual compound growth rate of just under 20 percent a year. At the same time, Energen common stock has generated a five-year, annualized total return to shareholders of 20 percent, including a 24.6 percent return in 2005," Warren added.

"As we begin 2006, Energen expects to benefit from solid base-business operations, a hedge position that helps protect earnings from falling commodity prices while leaving room for upside potential in today's price environment, and a solid strategic plan with a proven track record," Warren said. "With those attributes in mind, we are pleased to reaffirm our 2006 earnings guidance of $3.25-$3.60 per diluted share."

"We look forward in 2006 to the start of development drilling associated with our most recent property acquisition; we also are excited about a new coalbed methane drilling program in the Black Warrior Basin, and work continues on more fully developing our extensive San Juan Basin holdings in New Mexico and Colorado," Warren added. "In addition, we continue to rely on Alagasco to contribute modest earnings growth and provide the majority of dividend income for our shareholders."

2005 RESULTS

For the 12 months ended December 31, 2005, Energen Resources' 2005 income from continuing operations totaled $135.2 million, up 44 percent from $93.9 million in 2004. Discontinued operations totaled $126,000 and $158,000 in 2005 and 2004, respectively.

The Company's revenues for its natural gas production in 2005 increased 24 percent to $5.99 per thousand cubic feet (Mcf) as compared with the same period a year ago; oil production revenues rose 23 percent to $35.18 per barrel; and revenues for natural gas liquids (NGL) production increased 22 percent to 55 cents per gallon.

Energen Resources' production from continuing operations in 2005 increased 4 percent over 2004 to 91 Bcfe. Natural gas production increased 7 percent to 61 Bcf, largely due to the Company's August 2004 acquisition of San Juan Basin properties, development drilling in the San Juan Basin and increased drilling activity in the North Louisiana/East Texas area; the Company's oil production declined 3 percent to 3.3 million barrels, while NGL production increased 3 percent to 70.5 million gallons.

Energen Resources' per-unit LOE in 2005 increased 29 percent to $1.72 per Mcf equivalent (Mcfe) due to a 33 percent increase in commodity price-driven, per-unit production taxes and to higher costs associated with work-overs, marketing and transportation, compression, ad valorem and other price increases.

Per-unit DD&A expense from oil and gas activities totaled 96 cents per Mcfe in 2005, up 7 percent from the same period a year ago primarily due to a 2004 property acquisition and to a production mix that currently reflects a higher percentage of the Company's shorter-lived North Louisiana/East Texas production.

Alabama Gas Corporation

Alagasco's net income in 2005 totaled $37 million, up $3.2 million from the prior year, and largely reflects the utility's ability to earn within its allowed range of return on a higher level of equity representing investment in utility plant.

FOURTH QUARTER RESULTS

For the three months ended December 31, 2005, Energen reported net income of $57.3 million, or 78 cents per diluted share. This represents an increase of more than 80 percent over Energen's net income of $31.3 million, or 43 cents per diluted share, in the same period last year. This significant increase largely was due to a 44 percent increase in Energen Resources' production revenue from its natural gas, oil and NGL production.

Energen Resources Corporation

Energen Resources' fourth quarter 2005 income from continuing operations increased 87 percent to total $51.3 million as compared with prior-year results of $27.3 million. Income from discontinued operations totaled $8,000 and $16,000 in the current- and prior-year fourth quarters, respectively.

Relative to the same period a year ago, the Company's natural gas production revenues increased 55 percent to $7.81 per Mcf; oil production revenues rose 23 percent to $39.43 per barrel; and NGL production revenues increased 12 percent to 55 cents per gallon.

Energen Resources' fourth quarter 2005 production from continuing operations of 22.8 Bcf was virtually unchanged from the same period last year (22.9 Bcf); current-period natural gas production also was little changed at 15.2 Bcf as compared with 15.1 Bcf in the same period a year ago; current-period oil production was down 5 percent to 836,000 barrels; and NGL production increased 1 percent to 18.1 million gallons.

Energen Resources' per-unit LOE in the fourth quarter of 2005 increased 44 percent to $2 per Mcfe due to a 52 percent increase in commodity price-driven per-unit production taxes and to increased expenses associated with work-overs, marketing and transportation, compression, ad valorem and other price increases.

Per-unit DD&A expenses from oil and gas activities totaled 96 cents per Mcfe in the current-year fourth quarter, up 2 percent from the same period a year ago largely due the Company's current production mix that reflects an increased portion of shorter-lived North Louisiana/East Texas production.

Alabama Gas Corporation

Alagasco's natural gas distribution operations earned net income of $5.7 million in the fourth quarter of 2005 as compared with net income of $4.7 million in the same period last year. This increase primarily relates to the timing of rate relief under Alagasco's rate-setting mechanism.

2006 EARNINGS OUTLOOK

A key factor behind Energen's 2006 earnings guidance of $3.25-$3.60 per diluted share is its substantial hedge position. Energen Resources utilizes derivative hedge instruments to help mitigate the earnings impact of commodity price volatility. Energen currently has hedges in place for 65 percent of its estimated 2006 production of 92 Bcfe.

Energen Resources' 2006 hedge position by commodity is as:
Commodity	Hedge Vols.	Estimated 2006 Production	% Hedged	NYMEX-equiv. price
Natural Gas	38.2 Bcf	59.9 Bcf	64%	$7.96 per Mcf
Oil	2.8 MMBbl	3.7 MMBbl	77%	$53.02 per barrel
NGL	30.2 Mmgal	68.5 MMgal	44%	$0.56 per gallon

Energen Resources' 2006 natural gas hedge position by hedge type is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis Difference	Price/Mcf (NYMEX equiv)
NYMEX Hedges	16.3	-	$8.08
San Juan Basin-specific	21.0	$1.40	$7.79
Permian Basin-specific	0.5	$1.00	$9.53
Houston Ship Channel	0.4	$0.53	$9.50

Energen Resources' 2006 oil hedge position by hedge type is as follows:
Hedge Type	Volumes (MBbl)	Assumed Sour Oil Difference	Price/Barrel (NYMEX equiv)
NYMEX Hedges	929	-	$51.74
Sour Oil (WTS)	1,915	$5.22	$53.65

Realized prices for Energen Resources' production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price, regardless of basis differentials. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources' assumed basis differentials. Realized NGL prices will be net of transportation and fractionation fees.

Earnings Sensitivities to Commodity Price Changes
While there are many factors that affect Energen Resources' financial results, the largest influences typically are the commodity prices applicable to the company's unhedged production.

The Company's guidance for 2006 earnings assumes that NYMEX prices applicable to Energen Resources' unhedged production in 2006 will average $10 per Mcf for gas and $58 per barrel for oil and that NGL prices will average 90 cents per gallon.

Given Energen Resources' current hedge position for 2006 and assuming prices as outlined above for its unhedged production, the sensitivities to pricing changes applicable to Energen's earnings guidance for 2006 are as follows:

Every 10-cent change in the average NYMEX price of gas from $10 per Mcf represents an estimated net income impact of approximately $1 million (1.4 cents per diluted share).
Every $1 change in the average NYMEX price of oil from $58 per barrel represents an estimated net income impact of approximately $400,000 (0.5 cents per diluted share).
Every 1-cent change in average price of NGL from $0.90 per gallon represents an estimated net income impact of approximately $175,000 (0.2 cents per diluted share).
Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.
CAPITAL SPENDING PLANS
Energen Resources is planning to invest in 2006 approximately $146 million in development capital related to its existing properties.
Approximately $54 million is slated for development activities in the Permian Basin, including the drilling of 108 water injection and producing wells and 5 pay adds.
Approximately $50 million is estimated for development activities in the San Juan Basin, including the drilling of 66 wells, 30 compression projects, and 21 pay adds.
Approximately $32 million is slated for drilling 87 wells in the Black Warrior.
Approximately $10 million is expected to be employed in North Louisiana/East Texas to drill 22 wells and perform numerous recompletions.
Energen Resources' exploration spending in 2006 is estimated to total approximately $7 million. Capital spending at Alagasco is estimated to be approximately $60-$65 million.

Other key assumptions that support Energen's guidance include:
Average diluted shares outstanding of 74 million,
Alagasco's earning a return on average equity of approximately 13 percent on average equity of approximately $285 million, and
A DD&A rate at Energen Resources of approximately $1.00-$1.05 per Mcf equivalent and LOE including production taxes of approximately $2.05 per Mcf equivalent.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.